                                                                    EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

    We hereby consent to the use in the Prospectus constituting part of this Registration Statement on Form S-1 of our report dated June 5, 1998, except as to Note 14, which is as of July 21, 1998, relating to the consolidated financial statements of EarthLink Network, Inc., and of our report dated June 16, 1998, relating to the statement of assets acquired and liabilities assumed of the Sprint Internet Passport Business acquired by EarthLink Network, Inc., which appear in such Prospectus. We also consent to the references to us under the headings "Experts" and "Selected Financial Data" in such Prospectus. However, it should be noted that PricewaterhouseCoopers LLP has not prepared or certified such "Selected Financial Data."

PRICEWATERHOUSECOOPERS LLP

Century City, California

December 16, 1998